DELAWARE CHARTER

CERTIFICATE OF INCORPORATION
OF
CTI BIOPHARMA CORP.
The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, certifies:
ARTICLE I
NAME
The name of the corporation (the Corporation) is CTI BioPharma Corp.
ARTICLE II
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto (as the same now exists or may hereafter be amended, the DGCL).
ARTICLE IV
AUTHORIZED CAPITAL STOCK

4.1
Classes. The total number of shares of capital stock which the Corporation shall have authority to issue is Eighty One Million Five Hundred Thirty-Three Thousand Three Hundred Thirty-Three (81,533,333), including Eighty One Million Five Hundred Thousand (81,500,000) shares of common stock, par value $0.001 per share (the Common Stock), and Thirty-Three Thousand Three Hundred Thirty-Three (33,333) shares of preferred stock, par value $0.001 per share (the Preferred Stock), of which 575 shall initially be designated as the Series N Preferred Stock (the Series N Preferred Stock) and 10,000 shall initially be designated as the Series ZZ Junior Participating Cumulative Preferred Stock (the Series ZZ Preferred Stock). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

4.2.	Common Stock. The terms of the Common Stock are as follows:

(a)
Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the Board) upon any issuance of any series of Preferred Stock.

(b)
Voting. Except as otherwise provided by law or this Certificate of Incorporation (as defined below), the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation, each share of Common Stock shall entitle the holder thereof to one (1) vote, in person or by proxy, on each matter submitted to a vote of stockholders of the Corporation. Notwithstanding any other provision of this Certificate of Incorporation (as amended from time to time, including the terms of any certificate of designations for any series of Preferred Stock, this Certificate of Incorporation) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the DGCL.

(c)
Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(d)
Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

4.3	Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series.

(a)
General. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware, setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as provided by the terms of any Preferred Stock, shares of Preferred Stock may be redeemed, purchased or acquired by the Corporation and may be reissued except as otherwise provided by law.

(b)
Series N Preferred Stock. The Series N Preferred Stock shall have: (i) the designation as indicated opposite “DESIGNATION” below, (ii) the number of shares as indicated opposite “NUMBER OF SHARES” below,

(i)
the Stated Value (as defined in Exhibit A-1 hereto) as indicated opposite “STATED VALUE” below, (iv) the Original Issue Date (as defined in Exhibit A-1 hereto) as indicated opposite “ORIGINAL ISSUE DATE” below, (v) the Conversion Price (as defined in Exhibit A-1 hereto) as indicated opposite “CONVERSION PRICE” below, and (vi) the Beneficial Ownership Limitation Percentage (as defined in Exhibit A-1 hereto) as indicated opposite “BENEFICIAL OWNERSHIP LIMITATION PERCENTAGE” below:

DESIGNATION:	Series N Preferred Stock

NUMBER OF SHARES:	575

STATED VALUE:	$2,000 per share

ORIGINAL ISSUE DATE:	June 8, 2017

CONVERSION PRICE:	$3.00

BENEFICIAL OWNERSHIP	19.99%
LIMITATION
PERCENTAGE:

Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, any outstanding shares of Series N Preferred Stock that are not converted pursuant to an automatic conversion pursuant to Section 6(b)(i) of Exhibit A-1 hereto shall automatically convert into that number of shares of Common Stock determined by dividing the Stated Value of shares of the Series N Preferred Stock by the Conversion Price for the Series N Preferred Stock only on the date on which the conversion of such shares of the Series N Preferred Stock would no longer result in beneficial ownership of more than the Beneficial Ownership Limitation Percentage of the Common Stock by the particular Holder and its affiliates.
Except to the extent expressly provided otherwise herein, such Series N Preferred Stock shall have such powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof ascribed to the Series N Preferred Stock as set forth in Exhibit A-1 hereto, which is incorporated herein by reference and constitutes part of this Certificate of Incorporation.

(c)	Series ZZ Junior Participating Cumulative Preferred Stock. The Corporation has designated a series of preferred stock of the Corporation as the “Series ZZ Junior Participating Cumulative Preferred

Stock” (the Series ZZ Preferred Stock), which series shall have such rights, voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth in Exhibit A-2 hereto, which is incorporated herein by reference and constitutes part of this Certificate of Incorporation.
ARTICLE V
DIRECTORS
This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

5.1.	General. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

5.2.
Number of Directors; Election of Directors. The total number of directors constituting the Board of Directors of the Corporation shall be fixed in the manner set forth in the bylaws. Directors shall be elected annually for terms of one year, and until their successors are elected and qualified, subject to their earlier death, resignation or removal from the Board of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. No cumulative voting for directors shall be permitted.

5.3.	The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE VI
PREEMPTIVE RIGHTS
Stockholders of the Corporation have no preemptive rights to acquire additional shares issued by the Corporation.
ARTICLE VII
SHAREHOLDER MEETING QUORUM
A quorum for any shareholder meeting shall be the holders of shares constituting at least one-third (1/3) of the votes entitled to be cast.
ARTICLE VIII
LIMITATION ON LIABILITY OF DIRECTORS
To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE IX
INDEMNIFICATION
The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders and directors are subject to this reserved power.
ARTICLE XI
Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, only if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all the outstanding shares of stock of the Corporation entitled to vote thereon and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.
ARTICLE XII
The name and mailing address of the Corporation’s Sole Incorporator is:
Name:        Adam R. Craig

Address:        3101 Western Avenue, Suite 800
Seattle, WA 98121, U.S.A.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 14th day of December, 2017.

__/s/ Adam R. Craig_______________________
Adam R. Craig, Incorporator

EXHIBIT A-1
CTI BIOPHARMA CORP.
SERIES N PREFERRED STOCK
Section 1. Designation and Amount. There shall be a series of preferred stock that shall be designated as “Series N Preferred Stock” and the number of shares initially constituting such series shall be 575. The number of shares of Series N Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series N Preferred Stock to a number less than the number of shares of Series N Preferred Stock then outstanding.
Section 2. Definitions. For the purposes hereof, the following terms shall have the following meanings:
“Affiliate” means any person or entity controlling, controlled by or under common control with a Holder.
“Alternate Consideration” has the meaning set forth in Section 7(d).
“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Change of Control Transaction” means the occurrence after the Original Issue Date, any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of conversion of shares of Series N Preferred Stock), or (ii) the Corporation merges into or consolidates with any other person, or any person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately before such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another person and the stockholders of the Corporation immediately before such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, or

(a)
a replacement at one time or within a one-year period of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the Original Issue Date (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the Original Issue Date), or

(b)	the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) herein.
“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.
“Common Stock Equivalents” means any securities which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock; provided, however, that Common Stock Equivalents shall not include any debt securities of the Corporation.
“Conversion Amount” means the sum of the Stated Value at issue.
“Conversion Date” has the meaning set forth in Section 6(a).
“Conversion Price” has the meaning set forth in Section 6(c).
“Conversion Shares” means collectively, the shares of Common Stock issuable upon conversion of the shares of Series N Preferred Stock in accordance with the terms hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
“Fundamental Transaction” means, at any time while shares of the Series N Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another person in which the Corporation is not the surviving person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange a material portion of the Corporation’s shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; provided, however, that for the purposes of clause (ii) above, a “Fundamental Transaction” shall not include the Corporation entering into a license or other agreement that licenses any intellectual property to an unaffiliated and unrelated person so long as the Corporation and its subsidiaries continue to have bona fide, substantial and continuing business operations and activities after such license or other agreement is entered into; provided, further, however, that a “Fundamental Transaction” shall not include a reverse stock split with respect to the Common Stock.
“Holder” means a holder of shares of Series N Preferred Stock.
“Junior Securities” means (i) the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior to or pari passu with the Series N Preferred Stock as to dividend rights or liquidation preference and (ii) the Series ZZ Junior Participating Cumulative Preferred Stock of the Corporation.
“Liquidation” has the meaning set forth in Section 5.
“Notice of Conversion” has the meaning set forth in Section 6(a).
“Non-Senior Securities” means (i) the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior to the Series N Preferred Stock as to dividend rights or liquidation preference and (ii) the Series ZZ Junior Participating Cumulative Preferred Stock of the Corporation.
“Original Issue Date” shall be as set forth in the Certificate of Incorporation.

“Series N Preferred Stock” shall mean collectively, all issued and outstanding shares of Series N Preferred Stock. The Series N Preferred Stock shall have no par value.
“Stated Value” shall be as set forth in the Certificate of Incorporation, as the same may be increased pursuant to Section 3(a).
“Trading Day” means a day on which the New York Stock Exchange is open for business.
“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: The NYSE Amex, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the New York Stock Exchange or the Mercato Telematico Azionario (MTA) organized and managed by Borsa Italiana S.p.A.
“Transfer” has the meaning set forth in Section 9.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a U.S. national securities exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the U.S. national securities exchange on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (ii) if the Common Stock is then listed or traded on the OTC Bulletin Board and the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (iii) if the Common Stock is not then quoted for trading on a national securities exchange or the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority in interest of the Holders and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.
Section 3. Dividends.

(a)
Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on outstanding shares of Series N Preferred Stock equal (on an as-if-converted- to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock or other Non- Senior Securities when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock or other Non-Senior Securities. Other than as set forth in the previous sentence, no other dividends shall be paid on any shares of Series N Preferred Stock; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock or other Non-Senior Securities unless it simultaneously complies with the previous sentence. All declared but unpaid dividends on shares of Series N Preferred Stock, shall increase the Stated Value of Series N Preferred Stock then outstanding, but when such dividends are actually paid, any such increase in the Stated Value shall be rescinded.

(b)
So long as any shares of Series N Preferred Stock remain outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any material amount of Non-Senior Securities except as expressly permitted by Section 8(b).

Section 4. Voting Rights. Except as otherwise expressly provided herein or as otherwise required by law, Holders of shares of the Series N Preferred Stock shall have no voting rights.
Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a Liquidation), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value for each outstanding share of Series N Preferred Stock, plus any declared and unpaid dividends and any other payments that may be due thereon, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders and the holders of all securities which are pari passu with the Series N Preferred Stock as to liquidation in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction or Change of Control Transaction shall be treated as if it were a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 25 days before the payment date stated therein, to each Holder.
Section 6. Conversion and Exchange Rights.

(a)	Conversions at Option of Holder.

(i)
With respect to shares of Series N Preferred Stock, each share shall be convertible at any time and from time to time from and after the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share by the Conversion Price. The shares of Series N Preferred Stock shall initially be issued and maintained in the form of securities held in book-entry form and (A) if the initial issuance of such shares is settled through The Depository Trust Company or its nominee (DTC) or another established clearing corporation performing similar functions, then DTC or such other clearing corporation shall be the sole registered holder of the shares of Series N Preferred Stock and (B) if the initial issuance of such shares is not settled through DTC or such other clearing corporation, then the Holder shall be the sole registered holder of such shares. For so long as a Holder’s interest in the shares of Series N Preferred Stock is a beneficial interest in certificate(s) representing the shares of Series N Preferred Stock held in book-entry form through DTC, the Holder must comply with DTC’s (or another established clearing corporation performing similar functions) procedures to effect conversions. For so long as a Holder’s interest in the shares of Series N Preferred Stock is a beneficial interest in certificate(s) representing the shares of Series N Preferred Stock held in book-entry form through the records of the Corporation’s designated conversion agent, the Holder must comply with the designated conversion agent’s procedures to effect conversions. Holders shall effect conversions by providing the Corporation or its designated conversion agent with the form of conversion notice attached hereto as Annex A (a Notice of Conversion), which may be delivered before the date of conversion. Each Notice of Conversion shall specify the number of shares of Series N Preferred Stock to be converted, the number of shares of Series N Preferred Stock owned before the conversion at issue, the number of shares of Series N Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date must be on or after the Original Issue Date and may not be before the date the applicable Holder delivers such Notice of Conversion to the Corporation in accordance with Section 10(a) (such date, the Conversion Date); provided, however, that in the case of an automatic conversion pursuant to Section 6(b)(i), the “Conversion Date” shall be the first to occur of the dates set forth in clauses (A) through (C) of Section

6(b)(i); and provided, further, however, that in the case of an automatic conversion pursuant to Section 6(b)(ii), the “Conversion Date” shall be the first to occur of the dates set forth in clauses (A) and (B) of Section 6(b)(ii). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder (or the first date thereafter that conversion is permitted pursuant to this Section 6(a), Section 6(b)(i) or Section 6(b)(ii), as applicable). The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series N Preferred Stock, a Holder shall be required to (and by delivering a Notice of Conversion shall thereby be deemed to agree to) forthwith surrender the certificate(s) representing such shares of Series N Preferred Stock to the Corporation or its designated conversion agent, electronically through DTC, another established clearing corporation performing similar functions or the records of the Corporation or a designated agent of the (A) Corporation (or, if the shares of Series N Preferred Stock are held in certificated form by the Holder surrender the certificate(s) representing such shares to the Corporation or its designated conversion agent). Notwithstanding anything to the contrary set forth herein, upon conversion of shares of Series N Preferred Stock in accordance with the terms hereof and the Certificate of Designations, if a Holder holds its shares of Series N Preferred Stock in certificate form, no Holder thereof shall be required to physically surrender the certificate representing such Holder’s shares of Series N Preferred Stock to the Corporation unless (A) the full or remaining number of shares of Series N Preferred Stock represented by such certificate are being converted or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Notice of Conversion) requesting reissuance of a certificate representing the remaining shares of Series N Preferred Stock upon physical surrender of any certificate representing the shares of Series N Preferred Stock being converted. Each Holder and the Corporation shall maintain records showing the number of shares of Series N Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of the certificate representing the shares of Series N Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series N Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.

(ii)
Notwithstanding the foregoing, no shares of the Series N Preferred Stock shall be convertible by a Holder to the extent (but only to the extent) that such conversion would result in such Holder and its affiliates beneficially owning more than 19.99% of the Common Stock or such lower percentage set forth in the Certificate of Designations for the Series N Preferred Stock (the Beneficial Ownership Limitation Percentage), to be issued in respect of Series N Preferred Stock (the Beneficial Ownership Limitation). To the extent the Beneficial Ownership Limitation applies, the determination of whether the shares of Series N Preferred Stock held by such Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such Holder) shall, subject to such Beneficial Ownership Limitation, be determined on the basis of the first submission to the Corporation for conversion, exercise or exchange (as the case may be). No prior inability of a Holder to convert shares of Series N Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that in effecting any conversion, the Corporation shall be entitled to assume that no Holder, together with its affiliates, beneficially owns more than the Beneficial Ownership Limitation Percentage unless written notice specifying the number of shares of Common Stock beneficially held by such Holder and its affiliates is sent to the Corporation by the Holder within the three Business Day period before the date of the automatic conversion. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Beneficial Ownership Limitation. The limitations contained in this paragraph shall apply to a successor Holder. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Corporation may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a Holder, the Corporation shall within two Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock.

(b)	Automatic Conversion.

(i)
Except to the extent limited by the Beneficial Ownership Limitation, each outstanding share of Series N Preferred Stock shall automatically convert into that number of shares of Common Stock determined by dividing the Stated Value of such share by the Conversion Price (A) on the 30th day after the Original Issue Date, (B) on the date on which 5,000 or less shares of Series N Preferred Stock remain outstanding, or (C) immediately upon the adoption by the Board of a resolution that it intends to adopt an amendment to the Certificate of Incorporation without stockholder approval to effect a reverse stock split of the outstanding Common Stock and the number of authorized shares of Common Stock in the same proportions in order to achieve compliance with the listing rules of The NASDAQ Capital Market or for other good-faith business reasons.

(ii)
Notwithstanding the Beneficial Ownership Limitation, any outstanding shares of Series N Preferred Stock that are not converted pursuant to an automatic conversion pursuant to Section 6(b)(i) above shall automatically convert into that number of shares of Common Stock determined by dividing the Stated Value of such share by the Conversion Price on the earlier of (A) the date on which the conversion of Series N Preferred Stock would no longer result in beneficial ownership of more than the Beneficial Ownership Limitation Percentage of the Common Stock by the particular Holder and its affiliates and (B) the 91st day after the Original Issue Date.

(iii)
Upon a Conversion Date, a Holder shall be required to forthwith surrender any certificate(s) representing such shares of Series N Preferred Stock to the Corporation electronically through DTC, another established clearing corporation performing similar functions or the records of the Corporation or a designated agent of the Corporation (or, if the shares of Series N Preferred Stock are held in certificated form by the Holder surrender the certificate(s) representing such shares of Series N Preferred Stock to the Corporation) within two Trading Days of the date established for such conversion and set forth in a written notice from the Corporation; provided, however, that the failure by a Holder to surrender the certificate(s) representing such converted shares of Series N Preferred Stock shall not prevent the Corporation from delivering the shares of Common Stock issuable upon automatic conversion thereof and, upon receipt of such consideration by such Holder, the shares of Series N Preferred Stock shall be converted for all purposes hereunder.

(c)	Conversion Price. The conversion price for any shares of Series N Preferred Stock shall be as set forth in the Certificate of Incorporation (the Conversion Price).

(d)	Mechanics of Conversion.

(i)
Delivery of Certificate upon Conversion. Not later than three Trading Days after each Conversion Date, whether pursuant to Section 6(a) or (b), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates, which shall be free of restrictive legends and issuer- imposed trading restrictions (provided that a registration statement covering resales of the Conversion Shares is then in effect), representing the number of shares of Common Stock being acquired upon the conversion of shares of Series N Preferred Stock. The Corporation shall use its best efforts to, if the Holder is not an affiliate of the Corporation, deliver any certificate(s) of the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through DTC or another established clearing corporation performing similar functions (provided that a registration statement covering resales of the Conversion Shares is then in effect). If, in the case of any Notice of Conversion, such certificate(s) are not delivered to or as directed by the applicable Holder by the seventh Trading Day after the Conversion Date, then (without limiting the Holder’s other rights and remedies hereunder for the Corporation’s failure to comply with its obligations under the preceding portion of this paragraph) the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate(s), in which event the Corporation shall promptly return to such Holder any original Series N Preferred Stock certificate tendered for conversion delivered to the Corporation and such Holder shall promptly return any Common Stock certificates representing the shares of Series N Preferred Stock tendered for conversion to the Corporation.

(ii)
Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of shares of Series N Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of Series N Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series N Preferred Stock of such Holder shall have been sought and obtained. In the absence of such an injunction, the Corporation shall issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such

Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other section hereof or under applicable law.

(iii)
Reservation of Shares Issuable upon Conversion. The Corporation covenants that it will at all times use reasonable best efforts to reserve and keep available out of its authorized and unissued shares of Common Stock, for the sole purpose of issuance upon conversion of any outstanding shares of Series N Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of the Series N Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Series N Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iv)
Fractional Shares. Upon a conversion of Series N Preferred Stock hereunder, the Corporation shall not be required to issue fractions of shares of Common Stock, but in lieu thereof each Holder who would otherwise have been entitled to a fraction of a share of Common Stock upon conversion of the Series N Preferred Stock shall be paid cash equal to such fraction times the Conversion Price.

(v)
Transfer Taxes. The issuance of certificates for shares of the Common Stock issued upon conversion of shares of Series N Preferred Stock shall be made without charge to any Holder for any documentary stamp, issuance or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of the shares of Series N Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7. Certain Adjustments.

(a)
Stock Dividends and Stock Splits. If the Corporation, at any time while any of the Series N Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of such shares of Series N Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price of such Series N Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and any other adjustments to the Holders’ conversion rights necessary to reflect such event shall be made. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)
Subsequent Rights Offerings. If the Corporation, at any time while any Series N Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not proportionately to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date for such issuance, and does not offer the same rights to the Holders, then the Conversion Price of Series N Preferred Stock shall be adjusted to reflect such rights, options or warrants offering by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before the record date for such issuance plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (assuming delivery to the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP on the record date for such issuance and the denominator of which shall be the number of shares of the Common Stock outstanding on such record date plus the aggregate number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(c)
Pro Rata Distributions. If the Corporation, at any time while any Series N Preferred Stock is outstanding, distributes (other than as a dividend) to all holders of Common Stock (and not proportionately to the Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Section 7(b)), then in each such case the Conversion Price of Series N Preferred Stock shall be adjusted by multiplying the Conversion Price in effect immediately before the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. For avoidance of doubt, distributions that are dividends shall be subject to Section 3(a) and not subject to this Section 7(c).

(d)
Fundamental Transaction. If, at any time while any Series N Preferred Stock is outstanding, a Fundamental Transaction occurs, then, upon any subsequent conversion of Series N Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately before the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately before such Fundamental Transaction, the holder of one share of Common Stock (the Alternate Consideration); and the Holders shall no longer have the right to receive Conversion Shares per se upon such conversion. For purposes of any such conversion, the determination of the Conversion Price of the Series N Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series N Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall adopt articles of incorporation or an amendment to its articles of incorporation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. Unless the Corporation elects to treat such Fundamental Transaction as a Liquidation, the terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(d) and ensuring that the Series N Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(e)	Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(f)	Notice to the Holders.

(i)
Adjustment to Conversion Price. Whenever the Conversion Price of any Series N Preferred Stock is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)
Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series N Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days before the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder is entitled to convert the Stated Value of its

Series N Preferred Stock during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.
Section 8. Negative Covenants. As long as at least 20% of the aggregate number of originally issued shares of Series N Preferred Stock are outstanding (as appropriately adjusted for share splits and similar transactions), the Corporation shall not, without the Corporation obtaining the affirmative written consent of Holders of a majority of the then outstanding shares of Series N Preferred Stock:

(a)
amend this Certificate of Incorporation, its bylaws or other charter documents so as to materially, specifically and adversely affect any rights of any Holder with respect to the Series N Preferred Stock;

(b)
repay, repurchase or offer to repay, repurchase or otherwise acquire any material amount of its Junior Securities (other than securities described in clause (ii) of the definition of “Junior Securities”); provided, however, that this restriction shall not apply to the repurchase of up to 5,750,000 shares of Common Stock in any 12-month period (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Original Issue Date) from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements approved by a majority of the Board or under which the Corporation has the option to repurchase such shares at cost or upon the occurrence of certain events, such as termination of employment;

(c)	authorize or create any class or series of stock ranking senior to the Series N Preferred Stock as to dividend rights or liquidation preference; or

(d)
enter into any agreement or understanding with respect to any of the foregoing. Notwithstanding the foregoing, this Section 8 shall not prohibit the issuance of additional series of preferred stock that do not rank senior to the Series N Preferred Stock as to dividend rights or liquidation preference.

Section 9. Transferability. The Series N Preferred Stock may only be sold, transferred, assigned, pledged or otherwise disposed of (any of the foregoing, a Transfer) in accordance with U.S. state and federal securities laws. The Corporation shall keep at its principal office, or at the offices of the transfer agent, a register of the Series N Preferred Stock. In connection with any such permitted Transfer, upon the surrender of any certificate representing Series N Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, shall execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any such Transfer involved in the issuance and delivery of any such new certificate in a name other than that of Holder and the Corporation shall not be required to issue or deliver such new certificate(s) unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.
Section 10. Miscellaneous.

(a)
Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at ________, or such other street address, facsimile number or email address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by email or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or street address of such Holder appearing on the books of the Corporation, or if no such facsimile number, email address or street address appears on the books of the Corporation, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email to the facsimile number or email address specified in this Section 10(a) before 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or email to the facsimile number or email address specified in this Section 10(a) between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of dispatch, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)
Lost or Mutilated Series N Preferred Stock Certificate. If a Holder’s Series N Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series N Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation.

(c)
Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this instrument shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(d)
Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this instrument shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this instrument or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this instrument on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this instrument. Any waiver by the Corporation or a Holder must be in writing.

(e)
Severability. If any provision of this Series N Certificate of Designations or Certificate of Designations is invalid, illegal or unenforceable, the balance of hereof or thereof shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(f)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)
Headings. The headings contained herein are for convenience only, do not constitute a part of this Series N Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(h)
Status of Converted or Redeemed Series N Preferred Stock. If any shares of Series N Preferred Stock are converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Series N Preferred Stock.

(i)
Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided herein shall be cumulative and in addition to all other remedies available hereunder, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms hereof. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

ANNEX A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE HOLDER IN ORDER TO CONVERT SHARES
OF SERIES N PREFERRED STOCK)
The undersigned hereby elects to convert the number of shares of Series N Preferred Stock, par value $0.001 per share (the Preferred Stock), of CTI BioPharma Corp. (the Corporation), indicated below into shares of common stock, par value $0.001 per share (the Common Stock), of the Corporation, according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be reasonably required by the Corporation. No fee will be charged to the Holders for any conversion of Preferred Stock, except for any such transfer taxes.
Conversion calculations:
Investor Account Name:
Investor Contact Name:
Account Number (if delivered prior to settlement date, to be completed by initial purchaser):
Date to Effect Conversion:
Number of shares of Series N Preferred Stock owned before
Conversion:
Number of shares of Series N Preferred Stock to be Converted:
Stated Value of shares of Series N Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Fixed conversion price 3.00 per share
DWAC Instructions (required only if delivered subsequent to the settlement date):
PREFERRED Conversion
Computershare DTCC no:
COMMON Shares CUSIP
Broker/DTCC no:
Broker Contact Name and Phone Number:
By:

Name:
Title:

Exhibit A-2
CTI BIOPHARMA CORP.
SERIES ZZ JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK
Section 1. Designation and Amount. There shall be a series of preferred stock that shall be designated as “Series ZZ Junior Participating Cumulative Preferred Stock” (the Series ZZ Preferred Stock), and the number of shares initially constituting such series shall be 10,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series ZZ Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series ZZ Preferred Stock.
Section 2. Dividends and Distributions.

(a)

(i)
Subject to the rights of the holders of any shares of any class or series of preferred stock (or any similar stock) ranking prior and superior to the Series ZZ Preferred Stock with respect to dividends, the holders of shares of Series ZZ Preferred Stock, in preference to the holders of shares of common stock and of any other class or series of stock ranking junior to the Series ZZ Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a Quarterly Dividend Payment Date), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series ZZ Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series ZZ Preferred Stock. The multiple of cash and non-cash dividends declared on the common stock to which holders of the Series ZZ Preferred Stock are entitled, which shall be 10,000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.” In the event the Corporation shall at any time after January 7, 2010 (the Rights Declaration Date).

(ii)
declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Series ZZ Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(iii)
Notwithstanding anything else contained in this paragraph (a), the Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series ZZ Preferred Stock as provided in this paragraph (a) immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock) and the Corporation shall pay such distribution of the Series ZZ Preferred Stock before the dividend or distribution declared on the common stock is paid or set apart; provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series ZZ Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(b)
Dividends shall begin to accrue and be cumulative on outstanding shares of Series ZZ Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series ZZ Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series ZZ Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series ZZ Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Series ZZ Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series ZZ Preferred Stock shall have the following voting rights:

(a)
Subject to the provision for adjustment hereinafter set forth, each share of Series ZZ Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation. The number of votes which a holder of a share of Series ZZ Preferred Stock is entitled to cast, which shall initially be 10,000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple.” In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series ZZ Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(b)
Except as otherwise provided herein or by law, the holders of shares of Series ZZ Preferred Stock and the holders of shares of common stock and the holders of shares of any other capital stock of this Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)

(i)
Whenever, at any time or times, dividends payable on any shares of Series ZZ Preferred Stock shall be in arrears in an amount equal to at least six (6) full quarter dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding shares of Series ZZ Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two (2) directors of the Corporation at a special meeting of stockholders of the Corporation or at the Corporation’s next annual meeting of stockholders, and at each subsequent annual meeting of stockholders, as provided below.

(ii)
Upon the vesting of such right of the holders of shares of Series ZZ Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two (2) and the two (2) vacancies so created shall be filled by vote of the holders of the outstanding shares of Series ZZ Preferred Stock as hereinafter set forth. A special meeting of the stockholders of the Corporation then entitled to vote shall be called by the President, the Board of Directors or, if requested in writing, by the holders of at least 10% of the shares of Series ZZ Preferred Stock then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of stockholders of the Corporation, the holders of the shares of Series ZZ Preferred Stock shall elect, voting as above provided, two (2) directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding shares of Series ZZ Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or proxy, and such two (2) directors shall be elected by the vote of at least a majority of the shares of Series ZZ Preferred Stock held by such stockholders present or represented at the meeting, the holders of Series ZZ Preferred Stock being entitled to cast a number of votes per share of Series ZZ Preferred Stock as is specified in paragraph (a) of this Section 3. Each such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(c). Any director elected by holders of shares of Series ZZ Preferred Stock pursuant to this Section 3(c) may be removed at any annual or special meeting, by vote of a majority of the stockholders voting as a class who elected such director, with or without cause. In case any vacancy shall occur among the directors elected by the holders of shares of Series ZZ Preferred Stock pursuant to this Section 3(c), such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of directors.

(iii)
The right of the holders of shares of Series ZZ Preferred Stock, voting separately as a class, to elect two (2) members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Series ZZ Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the Series ZZ Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of shares of Series ZZ Preferred Stock pursuant to this Section 3(c) shall terminate immediately. Whenever the term of office of the directors elected by the holders of shares of Series ZZ Preferred Stock pursuant to this Section 3(c) shall terminate and the special voting powers vested in the holders of the Series ZZ Preferred Stock pursuant to this Section 3(c) shall have expired, the maximum number of members of this Board of Directors of the Corporation shall be such number as may be provided for in the Bylaws of the Corporation, irrespective of any increase made pursuant to the provisions of this Section 3(c). The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series ZZ Preferred Stock in this Section 3.

(d)
Except as otherwise required by applicable law or as set forth herein, holders of Series ZZ Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a)
Whenever dividends or distributions payable on the Series ZZ Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series ZZ Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)
declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series ZZ Preferred Stock;

(ii)
declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series ZZ Preferred Stock, except dividends paid ratably on the Series ZZ Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)
except as permitted in subsection 4(a)(iv) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series ZZ Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series ZZ Preferred Stock; or

(iv)
purchase or otherwise acquire for consideration any shares of Series ZZ Preferred Stock, or any shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series ZZ Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series ZZnd classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)
The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series ZZ Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation (voluntary or otherwise), no distribution shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series ZZ Preferred Stock unless, prior thereto, the holders of shares of Series ZZ Preferred Stock shall have received an amount (the Series ZZ Liquidation Preference) equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $10,000.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount of all cash or other property to be distributed per share to holders of common stock upon such liquidation, dissolution or winding up of the Corporation, or (y) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series ZZ Preferred Stock, except distributions made ratably on the Series ZZ Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the aggregate amount per share to which holders of shares of Series ZZ Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
In the event, however, that there are not sufficient assets available to permit payment in full of the Series ZZ Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series ZZ Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series ZZ Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.
Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.
Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series ZZ Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series ZZ Preferred Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series ZZ Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
Section 8. Redemption. The shares of Series ZZ Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.
Section 9. Ranking. Unless otherwise expressly provided in the Certificate of Incorporation or a Certificate of Designation, Preferences or Rights relating to any other series of preferred stock of the Corporation, the Series ZZ Preferred Stock shall rank junior to every other series of the Corporation’s preferred stock previously or hereafter authorized, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the common stock.
Section 10. Fractional Shares. Series ZZ Preferred Stock may be issued in whole shares or in any fraction of a share that is one ten-thousandth (1/10,000th) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series ZZ Preferred Stock. In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement, as amended, for fractions of a share other than one ten-thousandth (1/10,000th) of a share or any integral multiple thereof.
Section 11. Amendment. At any time any shares of Series ZZ Preferred Stock are outstanding, the Certificate of Incorporation and the foregoing Sections 1 through 10, inclusive, and this Section 11 of the Series ZZ Certificate of Designation shall not be amended in any manner, including by merger, consolidation or otherwise, which would materially alter or change the powers, preferences or special rights of the Series ZZ Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series ZZ Preferred Stock, voting separately as a class.